For Release on November 2nd, 2006
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
New York, NY — November 2nd, 2006 — Town Sports International Holdings, Inc. (“TSI” or “the Company”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, announced its results for the quarter ended September 30, 2006.
Third quarter 2006 revenue grew 11.4% to $109.4 million from $98.2 million for the same period last year. Total revenue for the first nine months of 2006 grew 11.3% to $322.9 million from $290.0 million during the same period last year. Comparable club revenue increased 7.8% during the third quarter compared to the same period in the prior year.
Robert Giardina, Chief Executive Officer of TSI, commented, “We are very pleased to be able to report our fourth consecutive quarter of double-digit revenue growth, as well as 32.6% EBITDA growth, which is an acceleration from the first half of the year. During the quarter, we continued to post very solid comparable-club revenue growth along with double-digit member and ancillary revenue growth, and we are on track to meet our 2006 expansion goals while having established a pipeline of new clubs for 2007 and 2008.” Mr. Giardina continued, “We are now looking to finish the year in strong fashion and surpass our initial financial objectives for 2006, and we are excited to look to the future with good momentum, a unique strategy within our industry, and with a team of employees throughout our organization that continues to execute at a very high level.”
Quarter ended September 30, 2006, Financial Highlights:
Revenue (in $’000s) is comprised of the following:

	Three Months Ended September 30,
	2005		2006

Membership dues	$78,133	79.6%	$87,257	79.7%
Initiation fees	2,896	2.9%	2,586	2.4%

Membership revenue	81,029	82.5%	89,843	82.1%

Personal training revenue	10,003	10.2%	11,564	10.6%
Other ancillary club revenue	6,180	6.3%	6,766	6.2%

Ancillary club revenue	16,183	16.5%	18,330	16.8%

Fees and Other revenue	988	1.0%	1,245	1.1%

Total revenue	$98,200	100.0%	$109,418	100.0%

Total revenue for the third quarter grew 11.4% to $109.4 million from $98.2 million for the same period last year. The increase in revenue was driven by growth in membership revenue and ancillary club revenue.
•	Membership revenue for Q3 2006 grew 10.9% to $89.8 million from $81.0 million in Q3 2005.

•	Ancillary club revenue for Q3 2006 grew 13.3% to $18.3 million from $16.2 million in Q3 2005.

•	Comparable club revenue increased by 7.8% during Q3 2006 compared to Q3 2005. This increase in comparable club revenue is due to a 4.8% increase in membership, a 1.9% increase in price, and a 1.5% increase in ancillary revenue offset by a 0.4% decrease in initiation fee revenue recognized as a direct result of our policy to amortize membership initiation fees over a 30 month, rather than a 24 month period, which was implemented in the first quarter of 2006.
Total operating expenses increased by 5.8% to $94.2 million in Q3 2006 compared to $89.0 million in Q3 2005.
•	Payroll and related expenses totaled $39.7 million in Q3 2006 compared to $38.4 million in Q3 2005.
     For the quarter:
•	Payroll costs directly related to the Company’s personal training, Group Exclusives, and Sports Clubs for Kids programs increased $0.7 million or 9.2%, due to increased demand for these programs.

•	In Q3 2006, share-based compensation charges totaled $0.4 million.

•	Club operating expenses totaled $37.7 million for Q3 2006 compared to $34.1 million in Q3 2005.
•	Rent and occupancy expenses increased $2.4 million. Rent and occupancy costs at clubs that have opened since October 1, 2005 or that are currently under construction increased $1.9 million.

•	Utility costs increased $1.1 million. $0.6 million of the increase in utilities was at clubs that were opened or acquired in 2005 and 2006. The balance of the increase is due to higher utility rates throughout the remainder of the club base.
•	General and administrative expenses were $6.7 million in Q3 2006 and 2005.

•	Depreciation and amortization expenses totaled $10.1 million during Q3 2006 compared to $9.9 million in Q3 2005.

•	Loss on extinguishment of debt totaled $7.4 million during Q3 2006 due to the early termination fees, deferred financing costs write-off, and associated fees related to the July 7, 2006 redemption of 35% of the 11% Senior Discount Notes.

•	The Company recorded an income tax provision of $0.5 million in the quarter ended September 30, 2006 compared to an income tax benefit of $0.1 million in the quarter ended September 30, 2005.
Net income for Q3 2006 was $0.8 million compared to net loss of $0.1 million in the same period of prior year. The $7.4 million pre-tax loss on extinguishment of debt in Q3 2006 was an offset to the net income during the quarter.
EBITDA for Q3 2006 increased 32.6% to $25.8 million from $19.5 million in Q3 2005. As a percentage of total revenue, EBITDA margin was 23.6% in Q3 2006, compared to 19.8% in Q3 2005.
Adjusted EBITDA for Q3 2006 increased 34.4% to $26.3 million from $19.6 million in Q3 2005. As a percentage of total revenue, adjusted EBITDA margin was 24.0% in Q3 2006, compared to 19.9% in Q3 2005.
Nine Months ended September 30, 2006, Financial Highlights:
Revenue (in $’000s) is comprised of the following:

	Nine Months Ended September 30,
	2005		2006

Membership dues	$230,203	79.4%	$257,160	79.6%
Initiation fees	9,018	3.1%	6,839	2.1%

Membership revenue	239,221	82.5%	263,999	81.7%

Personal training revenue	31,976	11.0%	36,915	11.5%
Other ancillary club revenue	15,924	5.5%	17,841	5.5%

Ancillary club revenue	47,900	16.5%	54,756	17.0%

Fees and Other revenue	2,921	1.0%	4,158	1.3%

Total revenue	$290,042	100.0%	$322,913	100.0%

Total revenue for the first nine months ended September 30, 2006 grew 11.3% to $322.9 million from $290.0 million during the same period last year. The increase in revenue was driven by growth in membership revenue and ancillary club revenue.
•	Membership revenue for the nine months ended September 30, 2006 grew 10.4% to $264.0 million from $239.2 million during the same period last year.

•	Ancillary club revenue for the nine months ended September 30, 2006 grew 14.3% to $54.8 million from $47.9 million during the same period last year.

•	Comparable club revenue increased by 7.9% during the nine months ended September 30, 2006 compared to the prior-year period. This increase in comparable club revenue is due to a 5.0% increase in membership, a 2.0% increase in price, and a 1.6% increase in ancillary revenue offset by a 0.7% decrease in initiation fee revenue recognized as a direct result of our policy to amortize membership initiation fees over a 30 month, rather than a 24 month period, which was implemented in the first quarter of 2006..
Operating expenses totaled $283.7 million, compared with $260.7 million for the same period last year.
•	Total payroll and related expenses for the nine months ended September 30, 2006 increased $7.2 million to $121.2 million from $114.0 million during the same period last year.
•	Payroll costs directly related to our personal training, Group Exclusive, and Sports Club for Kids programs increased $2.9 million or 12.0%, due to an increase in demand for these programs.

•	In the nine months ended September 30, 2006, share-based compensation charges totaled $1.0 million.
•	Total club operating expenses for the nine months ended September 30, 2006 grew 11.9% to $108.9 million from $97.3 million during the same period last year.
•	Rent and occupancy expenses increased $5.7 million. Rent and occupancy costs at clubs that have opened since October 1, 2005 or that are currently under construction increased $4.5 million.

•	Utility costs increased $4.3 million. $1.6 million of the increase in utilities was at clubs that were opened or acquired in 2005 and 2006. The balance of the increase is due to higher utility rates throughout the remainder of the club base.
•	Total general and administrative expenses for the nine months ended September 30, 2006 increased $2.8 million to $22.6 million from $19.8 million during the same period last year. In the nine months ended September 30, 2006 we incurred expenses of $1.7 million related to the examination of financing alternatives, now completed.

•	In the nine months ended September 30, 2006, depreciation and amortization expenses increased $1.2 million to $30.9 million from $29.7 million during the same period last year.

•	Loss on extinguishment of debt totaled $16.1 million during the nine months ended September 30, 2006. The Company recorded a loss of $7.4 million during the third quarter of 2006 due to the early termination fees, deferred financing costs write-off, and associated fees related to the redemption of 35% of the 11% Senior Discount Notes on July 7, 2006. During the second quarter, the Company incurred a loss of $8.7 million related to the early redemption of $85.0 million of outstanding principal of the 9 5/8% Senior Notes.

•	The Company recorded an income tax benefit of $0.1 million during the nine months ended September 30, 2006 compared to an income tax provision of $0.4 million in the same period last year.
Net loss for the nine months ended September 30, 2006 was $2.0 million compared to net income of $0.5 million in the same period of prior year. The $8.7 million and $7.4 million pre-tax charges related to the extinguishment of debt in Q2 2006 and Q3 2006, respectively were contributors to the net loss in the nine months ended September 30, 2006.
EBITDA for the nine months ended September 30, 2006 grew 18.6% to $71.5 million from $60.3 million during the same period last year. As a percentage of total revenue, Year-to-date EBITDA margin was 22.1% compared to 20.8% in 2005.
Adjusted EBITDA for the nine months ended September 30, 2006 increased 23.9% to $76.1 million from $61.4 million during the same period last year. As a percentage of total revenue, adjusted EBITDA margin was 23.6% in the first nine months of 2006, compared to 21.2% in 2005.
Cash flow from operations for the nine months ended September 30, 2006 grew 3.1% to $59.6 million from $57.8 million from the prior year. Cash flow from operations has increased due to the increase in operating income excluding the effects of depreciation and amortization, net changes in operating assets and liabilities, including the increase in deferred revenue and the decrease in prepaid taxes. For the nine months ended September 30, 2006, cash flows from operations were decreased by $13.0 related to payment of interest on Payment-in-Kind Notes.
Cash used in financing activities for the nine months ended September 30, 2006 totaled $54.2 million. On June 2, 2006, the Company completed an IPO of 8,950,000 shares of common stock at a price to the public of $13.00 per share, 7,650,000 of which were sold by the Company and the remainder of which were sold by certain selling stockholders to certain specified purchasers. Upon completing the offering, the Company received approximately $91.8 million of proceeds net of underwriting discounts and expenses. The IPO proceeds were used for the redemption of 35% of the aggregate principal amount of its outstanding 11% Senior Discount Notes due 2014 and the remainder of the proceeds together with cash on hand was used to consummate the tender offer for $85.0 million of the 9 5/8% Senior Notes due 2011. The tender offer for the 9 5/8% Senior Notes was consummated on June 8, 2006 and the redemption of the 11% Senior Discount Notes occurred July 7, 2006. In connection with the IPO the Board of Directors approved a 14 for 1 common stock split.
The Company will hold a conference call on Thursday, November 2, 2006 at 5:00 PM (Eastern) to discuss the third quarter results. Robert Giardina, chief executive officer, and Richard Pyle, chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning November 3, 2006.
2006 Business Outlook:
Based upon the current business environment, year-to-date performance and current trends in our marketplace, the Company currently expects the following updated results for calendar year 2006, subject to risks and uncertainties in any forward looking statements:
Total revenue is expected to be between $431.0 and $433.0 million, an 11.0% to 11.5% growth over 2005 — driven by club membership and ancillary revenue growth, the maturation of recently opened clubs as well as new clubs opened during the year. This is an increase from our previous guidance of between $428.0 and $433.0 million.
EBITDA is expected to be between $96.5 and $98.0 million, an 18.0% to 20.0 % growth over 2005. This is an increase from our previous guidance of $92.5 to $95.0 million. When adjusted for the effects of financing and severance expenses written-off during the year as well as deferred rental expense and stock option compensation expense, we expect such Adjusted EBITDA to be between $100.0 and $102.0 million, a 19 — 21% increase over 2005’s results. This is an increase from our previous guidance of $95.5 and $98.0 million.
Net income is expected to be between $1.5 and $2.5 million — when compared with 2005’s net income of $1.7 million. The net income for 2006 will be arrived at after a total charge of approximately $16.1 million for early extinguishment of debt before corporate income taxes. On an adjusted basis, net income would have been between $11.0 and $12.0 million without the post tax effects of our recent debt extinguishment costs. We expect EPS of between $0.06 and $0.11 per share for the year, or between $0.47 and $0.52 per share when adjusted for the early debt extinguishment charges on a post-tax basis, increased from $0.44 and $0.49 included in our previous guidance.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 144 clubs and more than 446,000 members in the U.S. In addition, the Company operates three facilities in Switzerland. For more information on TSI visit http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York

Contact Information:
Investor Contact:
(212) 246-6700 extension 710
Investor.relations@town-sports.com or
Joseph Teklits
Integrated Corporate Relations
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2005 and September 30, 2006
(All figures in $’000s, except share data)
(Unaudited)

	December 31,	September 30,
	2005	2006

ASSETS

Current assets:
Cash and cash equivalents	$51,304	$14,531
Accounts receivable, net	7,103	9,094
Inventory	421	492
Prepaid corporate income taxes	4,518	—
Prepaid expenses and other current assets	13,907	13,603

Total current assets	77,253	37,720
Fixed assets, net	253,131	269,360
Goodwill	49,974	50,064
Intangible assets, net	741	1,047
Deferred tax asset, net	24,378	30,265
Deferred membership costs	11,522	15,274
Other assets	16,772	13,171

Total assets	$433,771	$416,901

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$1,267	$252
Accounts payable	8,333	7,354
Accrued expenses	31,620	37,675
Accrued interest	5,267	7,800
Deferred revenue	33,028	39,248

Total current liabilities	79,515	92,329
Long-term debt	409,895	278,012
Deferred lease liabilities	48,898	52,549
Deferred revenue	2,905	8,139
Other liabilities	8,241	11,039

Total liabilities	549,454	442,068
Stockholders’ deficit:
Class A voting common stock, $.001 par value; issued and outstanding 18,327,722 and 25,936,148 shares at December 31, 2005 and September 30, 2006, respectively	1	26
Paid-in capital	(113,588)	(21,719)
Unearned compensation	(509)	—
Accumulated other comprehensive income (currency translation adjustment)	386	501
Accumulated deficit	(1,973)	(3,975)

Total stockholders’ deficit	(115,683)	(25,167)

Total liabilities and stockholders’ deficit	$433,771	$416,901

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months ended September 30, 2005 and 2006
(All figures in $’000s except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues:
Club Operations	$97,212	$108,173	$287,121	$318,755
Fees and Other	988	1,245	2,921	4,158

	98,200	109,418	290,042	322,913

Operating Expenses:
Payroll and related	38,388	39,724	113,952	121,211
Club operating	34,146	37,677	97,314	108,928
General and administrative	6,653	6,668	19,796	22,635
Depreciation and amortization	9,850	10,125	29,673	30,911

	89,037	94,194	260,735	283,685

Operating Income	9,163	15,224	29,307	39,228
Loss on extinguishment of debt	—	7,446	—	16,113
Interest expense	10,485	7,388	31,113	28,471
Interest income	(618)	(475)	(1,452)	(1,862)
Equity in the earnings of investees and rental income	(446)	(463)	(1,321)	(1,371)

Income (loss) before provision (benefit) for corporate income taxes	(258)	1,328	967	(2,123)
Provision (benefit) for corporate income taxes	(135)	543	420	(121)

Net income (loss)	$(123)	$785	$547	$(2,002)

Earnings (loss) per share:
Basic	$(0.01)	$0.03	$0.03	$(0.09)
Diluted	$(0.01)	$0.03	$0.03	$(0.09)
Weighted average number of shares used in calculating earnings (loss) per share:
Basic	18,327,722	25,933,506	18,336,812	21,669,090
Diluted	18,327,722	26,345,601	18,350,365	21,669,090

Statements of Comprehensive Income (Loss)
Net income (loss)	$(123)	$785	$547	$(2,002)
Foreign currency translation adjustments	21	(53)	494	115

Comprehensive income (loss)	$(102)	$732	$1,041	$(1,887)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2005 and 2006
(All figures in $’000s)
(Unaudited)

	Nine Months
	Ended September 30,
	2005	2006
Cash flows from operating activities:
Net income (loss)	$547	$(2,002)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,673	30,911
Interest expense on Senior Discount Notes	11,495	11,480
Loss on extinguishment of debt	—	16,113
Payment of interest on Payment-in-Kind Notes	—	(12,961)
Amortization of debt issuance costs	1,227	1,117
Noncash rental expense, net of noncash rental income	1,079	65
Compensation expense incurred in connection with stock options	35	961
Net changes in certain operating assets and liabilities	16,391	15,228
Increase in deferred tax asset	(10,300)	(5,887)
Landlord contributions to tenant improvements	6,389	6,413
Increase in reserve for self-insured liability claims	1,496	2,025
Decrease (increase) in deferred membership costs	303	(3,752)
Other	(513)	(76)

Total adjustments	57,275	61,637

Net cash provided by operating activities	57,822	59,635

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(40,773)	(41,354)
Acquisition of businesses	(3,861)	(819)

Net cash used in investing activities	(44,634)	(42,173)

Cash flows from financing activities:
Proceeds from initial public equity offering, net of underwriting discounts and offering costs	—	91,750
Repayment of Senior Notes	—	(128,684)
Premium paid on extinguishment of debt and related costs	—	(13,273)
Repayment of long term borrowings	(959)	(2,733)
Costs related to a planned equity offering	(685)	—
Change in book overdraft	—	(986)
Repurchase of common stock	(184)	(433)
Proceeds from exercise of stock options	—	124

Net cash used in financing activities	(1,828)	(54,235)

Net increase (decrease) in cash and cash equivalents	11,360	(36,773)
Cash and cash equivalents at beginning of period	57,506	51,304

Cash and cash equivalents at end of period	$68,866	$14,531

Summary of change in certain operating assets and liabilities; net of effects of acquired businesses:
Increase in accounts receivable	$(2,803)	$(4,870)
Decrease (increase) in inventory	109	(70)
Decrease in prepaid expenses, prepaid income taxes, and other current assets	155	3,533
Increase in accounts payable, accrued expenses and accrued interest	11,532	5,358
Increase in deferred revenue	7,398	11,277

Net changes in certain operating assets and liabilities	$16,391	$15,228

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
For the three and nine months ended September 30, 2005 and 2006
(All figures in $’000s)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2006	% Chg.	2005	2006	% Chg.

Net income (loss)	$(123)	$785		$547	$(2,002)
Provision (benefit) for corporate income taxes	(135)	543		420	(121)
Loss on extinguishment of debt	—	7,446		—	16,113
Interest expense, net of interest income	9,867	6,913		29,661	26,609
Depreciation and amortization	9,850	10,125		29,673	30,911

EBITDA	$19,459	$25,812	32.6%	$60,301	$71,510	18.6%
Noncash rental expense, net of noncash rental income	111	107		1,079	65

Noncash compensation expense incurred in in connection with stock options	10	387		35	961
Costs incurred in connection with the examination of financing alternatives	—	—		—	1,717
Severance Costs	—	—		—	1,630
Lease termination expense	—	—		—	225

Adjusted EBITDA	$19,580	$26,306	34.4%	$61,415	$76,108	23.9%

EBITDA Margin	19.8%	23.6%		20.8%	22.1%
Adjusted EBITDA Margin	19.9%	24.0%		21.2%	23.6%
Non GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and loss on extinguishment of debt. EBITDA provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. EBITDA margin is defined as EBITDA as a percentage of consolidated revenue.
Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as defined above) certain items of income and expense consisting of: (i) noncash deferred rental expense, net of noncash deferred rental income, (ii) noncash compensation expense incurred in connection with stock options, (iii) costs incurred in connection with potential financing and business combination transactions that have not been consummated, (iv) severance and related costs and (v) lease termination expenses. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of consolidated revenue.
Adjusted EBITDA helps the Company’s investors to more meaningfully evaluate overall operating performance, and compare results from period to period, by removing those items that are generally of a non-operating nature. This measure also enables investors to assess the Company’s performance on the same basis applied by the Company’s management and Board of Directors, and to ease comparisons with peer companies that present Adjusted EBITDA. Adjusted EBITDA is substantially similar to a metric used by the Company’s lenders when assessing our compliance with debt covenants and is therefore useful to the Company’s investors so that they may also assess debt covenants compliance. Also, Adjusted EBITDA is substantially similar to criteria that the Company has historically used for performance-based components of employee compensation.

Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the caption “2006 Business Outlook” and other statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company; accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date and hereof and the Company does not intend to update this information to reflect developments or information obtained after the date hereof and the Company disclaims any legal obligation to the contrary.